UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Lindblad Expeditions Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

The 2026 Annual Meeting of Stockholders of Lindblad Expeditions Holdings, Inc. (the “Annual Meeting”) will be held virtually on Wednesday June 10, 2026 at 10:00 AM EDT. To afford all stockholders the ability to participate, the annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://web.viewproxy.com/lindblad/2026. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting. At the meeting, the holders of our outstanding common stock will act on the following matters:
(1)
The election of L. Dyson Dryden, Andy Stuart, Catherine Reynolds and John Fahey, the four nominees named in the attached proxy statement, as Class B Directors to serve terms expiring at the annual meeting of stockholders to be held in 2029, and, in each instance, until their successors have been elected and qualified;

(2)
The approval, on an advisory basis, of the 2025 compensation of our named executive officers;

(3)
The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for fiscal year 2026; and

(4)
The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 14, 2026 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.
We hope you will be able to attend the meeting virtually, but in any event, we would appreciate your submitting your proxy as promptly as possible. You may vote by telephone or the internet as instructed in the Notice of Internet Availability of Proxy Materials and in the accompanying proxy. If you received a copy of the proxy card by mail, you may also submit your vote by mail. We encourage you to vote by telephone or the internet. These methods are convenient and save the Company significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.
By Order of the Board of Directors,
/s/ Mark D. Ein

Mark D. Ein
Co-Chair of the Board and Lead Independent Director
Dated: April 20, 2026

Lindblad Expeditions Holdings, Inc.
11 W 42nd Street, Suite 22 B3
New York, NY 10036
2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2026

PROXY STATEMENT

The Board of Directors (the “Board”) of Lindblad Expeditions Holdings, Inc. (the “Company,” “Lindblad,” “we,” “us,” “our,” and “ours”) is soliciting proxies from its stockholders to be used at the 2026 Annual Meeting of Stockholders to be held virtually on June 10, 2026 at 10:00 AM EDT. To afford all stockholders the ability to participate, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://web.viewproxy.com/lindblad/2026. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting. This proxy statement contains information related to the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
On or about April 20, 2026, we mailed to our stockholders who have not previously requested to receive materials by mail or e-mail a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access this proxy statement and our annual report online and how you may submit your proxy on the internet or by telephone. If you received this notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions therein for requesting these materials.
ABOUT THE ANNUAL MEETING
Why did I receive these materials?
Our Board is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock on April 14, 2026 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting virtually. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What information is contained in this proxy statement?
This proxy statement includes information related to the proposals to be voted on at the Annual Meeting, the voting process, our Board, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.
Who is entitled to vote at the meeting?
Holders of common stock as of the close of business on the record date, April 14, 2026, will receive notice of, and be eligible to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 65,499,714 shares of common stock.

How many votes do I have?
Each share of common stock is entitled to one vote on all matters to be voted upon at the meeting. There is no cumulative voting.
Who can attend the meeting virtually?
To afford all stockholders the ability to participate, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://web.viewproxy.com/lindblad/2026. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting.
What constitutes a quorum?
The presence at the meeting, virtually or by proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.
How do I vote if I am a stockholder of record?
If you are a stockholder of record (that is, you own your shares in your own name with our transfer agent and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you can vote via a virtual meeting or by proxy. You can vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://web.viewproxy.com/lindblad/2026. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. We urge you to vote by proxy even if you plan to attend the Annual Meeting virtually so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting virtually, you may vote at the meeting and your proxy will not be counted. Our Board has designated Natalya Leahy and Frederick Goldberg, and each or any of them or their designees, as proxies to vote the shares solicited on its behalf. You can vote by proxy by any of the following methods:
Voting by Telephone or Internet.   If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m. EDT on June 9, 2026. Please see the Notice of Internet Availability of Proxy Materials or proxy card for instructions on how to vote by telephone or internet.
Voting by Proxy Card.   Each stockholder electing to receive stockholder materials by mail may vote by proxy using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.
How do I vote if I hold my shares in “street name”?
If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet.
Can I change my vote?
Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the internet or by attending the Annual Meeting virtually and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, trust, bank or other nominee or, if you have obtained a legal proxy from your broker, trust, bank or other nominee giving you the right to vote your shares, by attending the virtual meeting and voting electronically during the meeting.
How is the Company soliciting this proxy?
We are soliciting this proxy on behalf of our Board and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.
What vote is required to approve each item?
Directors are elected by plurality vote and there is no cumulative voting. Accordingly, the director nominees receiving the most “FOR” votes will be elected as our directors. The approval of the advisory resolution on executive compensation and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the majority of the votes present, virtually or by proxy, and entitled to vote at the meeting.
How are votes counted?
With regard to the election of directors, you may vote “FOR” or “WITHHOLD,” and votes that are withheld will be excluded entirely from the vote and will have no effect. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against each of the proposals other than the director elector proposal. For the director election proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
If you hold your shares in “street name,” we have supplied copies of our proxy materials for our Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, trust, bank or other nominee that has not received voting instructions from you may not vote on any proposal other than the appointment of Ernst & Young LLP. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval of any of the proposals and will have no effect on the outcome of any of the proposals. Your broker, bank or other nominee is permitted to vote your shares on the appointment of Ernst & Young LLP as our independent auditor without receiving voting instructions from you.
Other than the items in the proxy statement, what other items of business will be addressed at the Annual Meeting?
The Board and management do not intend to present any matters at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxy’s discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.
If I previously signed up to receive stockholder materials by mail and wish to access these materials via the internet or electronic delivery in the future, what should I do?
If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the internet or via electronic delivery in the future. You can help us achieve a reduction in our printing and mailing costs by choosing to receive stockholder materials by means other than the mail. If you choose to receive your proxy materials by accessing the internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.
If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the internet or via electronic delivery by visiting the following website: https://web.viewproxy.com/lindblad/2026.
Your election to receive your proxy materials by accessing the internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:
Lindblad Expeditions Holdings, Inc.
11 W 42nd Street, Suite 22 B3
New York, NY 10036
Attn: Tom Naiman
(212) 261-9000
If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.
How can I obtain paper copies of the proxy materials, 10-K and other financial information?
Stockholders can access our 2026 proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) and our other filings with the Securities and Exchange Commission as well as our corporate governance and other related information on the investor relations page of our website at investors.expeditions.com.
The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices, proxy statements and annual reports for your household, or wish to receive a separate copy for each stockholder, please write to the address set forth above.
If you previously elected to receive our stockholder materials via the internet, you may request paper copies, without charge, by calling or writing to us using the contact information set forth above.
Where can I find the voting results of the annual meeting?
We will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the Annual Meeting.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of April 14, 2026 by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our current directors, director nominees and executive officers, and (iii) all of our current directors, director nominees and executive officers as a group. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of April 14, 2026 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. The address of named beneficial owners that are our officers and/or directors is: c/o Lindblad Expeditions Holdings, Inc., 11 W 42nd Street, Suite 22 B3, New York, NY 10036. The following table is based upon information supplied by officers and directors, and with respect to 5% or greater stockholders who are not officers or directors, information filed with the Securities and Exchange Commission.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(1)
Management and Directors:
Sven-Olof Lindblad(10)	10,675,063	16.3%
Natalya Leahy(2)	67,359	*
Frederick Goldberg(3)	9,842	*
Dean (Trey) Byus III(4)	273,825	*
Benjamin L. Bressler(5)	924,792	1.4%
Keith A. Taylor(6)	—	*
Elliott Bisnow(7)(10)	73,845	*
L. Dyson Dryden(8)(10)	1,131,902	1.7%
Mark D. Ein(9)(10)	3,324,820	5.1%
John M. Fahey(10)	114,087	*
Pamela O. Kaufman(10)	14,647	*
Annette Reavis(10)	14,647	*
Catherine O. Reynolds(10)	73,354	*
Alexander P. Schultz(10)	329,607	*
Thomas S. (Tad) Smith Jr.(10)	36,589	*
Andy Stuart(10)	14,647	*
All directors and executive officers as a group (16 persons)	17,079,026	26.1%
5% Owners:
Ariel Investments, LLC(11)	5,524,660	8.4%
Capitol Acquisition Management 2 LLC(9)(10)	3,324,820	5.1%

*
Denotes ownership of less than 1%.

(1)
Based on 65,499,714 shares of common stock issued and outstanding as of April 14, 2026 (including outstanding restricted stock).

(2)
Excludes 28,605 unvested RSUs that vest on March 31, 2027, 17,259 unvested RSUs that vest 50% on each of March 31, 2027 and 2028, and 89,220 unvested RSUs that vest 33% on each of March 31, 2027, 2028 and 2029, subject to continued service on the vesting date, 38,835 unvested PSUs that vest on March 31, 2028 and 21,329 unvested PSUs that vest March 31, 2029, subject to achieving performance targets and continued service on the vesting date, and 65,000 unvested MSUs that vest upon achieving certain company stock price performance targets.

(3)
Excludes 13,664 unvested RSUs that vest 50% on each of March 31, 2027 and 2028, and 48,757 unvested RSUs that vest 33% on each of March 31, 2027, 2028 and 2029, subject to continued service on the vesting date, 30,744 unvested PSUs that vest on March 31, 2028 and 16,886 unvested PSUs that vest March 31, 2029, subject to achieving performance targets and continued service on the vesting date.

(4)
Excludes 6,440 unvested RSUs that fully vest on March 31, 2027, 12,963 unvested RSUs that vest 50% on each of March 28, 2027 and 2028, and 7,262 unvested RSUs that vest 33% on each of March 31, 2027, 2028 and 2029, subject to continued service on the vesting date, 19,320 unvested PSUs that vest March 28, 2027, 19,444 unvested PSUs that vest on March 31, 2028, and 10,894 unvested PSUs that vest on March 31, 2029, subject to achieving performance targets and continued service on the vesting date. Includes vested options to purchase 162,500 shares of our common stock.

(5)
Excludes 4,192 unvested RSUs which vest on April 11, 2027, 3,596 unvested RSUs that vest 50% on March 31, 2027 and 2028, and 5,780 unvested RSUs that vest 33% on each of March 31, 2027, 2028 and 2029, subject to continued service on the vesting date. Includes vested options to purchase 771,863 shares of our common stock.

(6)
Excludes 8,584 unvested RSUs that vest 33% on March 31, 2027 and 2028, and 2029, subject to continued service on the vesting date, and 5,723 unvested PSUs that vest on March 31, 2029, subject to achieving performance targets and continued service on the vesting date.

(7)
Includes 61,615 shares held directly by Mr. Bisnow, 9,784 shares held by Umbrella Holding Co. LLC, an entity directly controlled by Mr. Bisnow, and 2,446 shares held by Peak Street Management LLC, an entity directly controlled by Mr. Bisnow. As a result, Mr. Bisnow has voting and dispositive control over such shares.

(8)
Includes vested options to purchase 100,000 shares of our common stock.

(9)
Includes 319,703 shares held directly by Mr. Ein and 3,005,117 shares held by Capitol Acquisition Management 2 LLC, of which Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member. As a result, Mr. Ein has voting and dispositive control over such shares.

(10)
Excludes 8,899 shares of restricted stock that vests in full on August 8, 2026, subject to continued service on the vesting date.

(11)
Information from Schedule 13G/A filed on November 14, 2025. Ariel Investments, LLC, 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders holding more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Section 16(a) filers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of the ownership reports filed with Securities and Exchange Commission during 2025, we believe that all Section 16(a) filing requirements were met on a timely basis except a late Form 4 filed by Sven Lindblad on April 2, 2025 regarding the forfeiture of unearned RSUs and a late Form 4 filed by Benjamin Bressler on April 15, 2025 regarding the withholding of shares for taxes upon vesting of restricted stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
We maintain a staggered Board divided into three classes. Each director generally serves for a term ending on the date of the third annual stockholders’ meeting following the annual stockholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified. The number of authorized directors as of the date of this proxy statement is eleven.
Currently, there are four directors in Class A (Elliott Bisnow, Annette Reavis, Alexander P. Schultz and Thomas S. (Tad) Smith), four directors in Class B (L. Dyson Dryden, John M. Fahey, Catherine B. Reynolds and Andy Stuart) and three directors in Class C (Mark D. Ein, Pamela O. Kaufman and Sven-Olof Lindblad). At the Annual Meeting, the term of our Class B directors will expire. Accordingly, our stockholders will vote to elect Messrs. Dryden, Fahey, and Stuart and Ms. Reynolds, as Class B directors to serve until our 2029 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. Information about each of our directors and director nominees is set forth below. All of the director nominees are currently serving as directors.
The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the Board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.
The following sets forth certain information, as of April 14, 2026, about each of the Board’s nominees for election at the Annual Meeting and each of our directors whose term will continue after our Annual Meeting.
Nominees for Election at the Annual Meeting
Class B Director — Term Expiring 2026 (2029 if re-elected)
L. Dyson Dryden, age 50, has served as our Vice Chairman since June 2025, served as a Director since March 2013, and previously served as our Chief Financial Officer from June to December 2024 and prior to our business combination with Lindblad Expeditions, Inc. in July 2015.
Mr. Dryden is a Managing Partner of Black Diamond Financial, LLC, a private wealth management firm he has co-owned since February 2013. He is also founder of Dryden Capital Management, a private investment firm that invests in and builds private companies and has served as its President since March 2013.
Mr. Dryden served as President, Chief Financial Officer and a director of Capitol Investment Corp. V from May 2017 until the completion of its $3 billion business combination with Doma in July 2021. Mr. Dryden served as President, Chief Financial Officer and a director of Capitol Investment Corp. IV from July 2017 until the completion of its $1.1 billion business combination with Nesco in July 2019 and served as Co-Chairman of Nesco Holdings, Inc. until the April 2021 closing of the $1.5 billion acquisition of Custom One Truck Source. From July 2015 until it completed its $2.4 billion business combination with Cision in June 2017, Mr. Dryden was the President, Chief Financial Officer, Treasurer, Secretary and a Director of Capitol III. Mr. Dryden continued to serve as a director of Cision Ltd. until January 2020.
From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a global investment bank. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation.
Mr. Dryden is Chairman of CDS Logistics Management, Inc., one of the largest providers of home improvement product delivery services in the United States. Mr. Dryden also serves on the Board of Trustees and is Chair of the Finance Committee for The Johns Hopkins Hospital and serves as Vice Chairman of

Calvert School. He holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.
We consider Mr. Dryden well-qualified to serve as a member of the Board due to his business finance and capital markets knowledge and experience.
John M. Fahey, age 74, has served as a Director since July 2015. Mr. Fahey served as Chairman of the National Geographic Society from January 2011 to February 2016, where he was also Chief Executive Officer from March 1998 to December 2013 and President from March 1998 to December 2010. During his tenure as President and Chief Executive Officer, Mr. Fahey led the Society’s entry into cable television with the National Geographic Channels; the international growth of National Geographic magazine; and the extension of National Geographic content into digital media. Mr. Fahey joined National Geographic in April 1996, as the first President and Chief Executive Officer of National Geographic Ventures. Prior to that, he was Chairman, President and Chief Executive Officer of Time Life Inc., a wholly-owned subsidiary of Time Warner Inc., for seven years. He worked previously for Home Box Office, Inc. where he was instrumental in the startup of Cinemax.
Mr. Fahey is Vice-Chair of the Smithsonian Institution’s Board of Regents. He also serves on the board of Johnson Outdoors Inc., where he is the Vice Chair and Lead Independent Director, Chair of the nominating and corporate governance committee and a member of the compensation committee. Mr. Fahey was previously Non-Executive Chairman of Time Inc. Mr. Fahey received his bachelor’s degree in engineering from Manhattan College and his master’s degree in business administration from the University of Michigan. In 2008, he received the David D. Alger Alumni Achievement Award from the University of Michigan’s Ross School of Business.
We consider Mr. Fahey well-qualified to serve as a member of the Board due to his relationship with the National Geographic Society and his business leadership.
Catherine B. Reynolds, age 68, has served as a Director since May 2016. Mrs. Reynolds is co-founder and Chief Executive Officer of VitaKey Inc., an innovative food tech company that pioneers precision delivery of macronutrients, micronutrients, probiotics, and bioactives across the entire food supply chain. From 1989 to 2023, Mrs. Reynolds served as Chair of the Board, Chief Executive Officer and President of EduCap, Inc., an education loan company. She is a successful business leader and social entrepreneur who currently devotes her time and abilities to philanthropic pursuits through the Catherine B. Reynolds Foundation. In 2004, Mrs. Reynolds was selected by BusinessWeek magazine as one of the 50 most philanthropic living Americans and the first self-made woman to make their list. She is also the recipient of the Woodrow Wilson Award for Corporate Citizenship, bestowed annually on America’s most outstanding business leaders by the Woodrow Wilson International Center for Scholars. She is currently a director of General Dynamics Corporation, where she also serves on the Audit Committee, Sustainability Committee and is the Chair of the Finance and Benefit Plans Committee. She is also a current or former trustee of a number of organizations including New York University, Vanderbilt University, Harvard Kennedy School’s Center for Public Leadership, the John F. Kennedy Center for the Performing Arts, and the American Academy of Achievement. In 2019, Mrs. Reynolds was selected by the Secretary of the Navy as sponsor of the USS Jack H. Lucas, the first Flight III Arleigh Burke-class destroyer. Mrs. Reynolds started her career at the accounting firm of Arthur Young as a certified public accountant and is a graduate of Vanderbilt University.
We consider Ms. Reynolds well-qualified to serve as a member of the Board due to her business leadership and financial background.
Andy Stuart, age 63, has served as a Director since July 2024. Mr. Stuart was previously with Norwegian Cruise Line from 1988 to 2019, most recently as President and Chief Executive Officer, appointed to this position in September 2015. In this role, he was responsible for ensuring that Norwegian excelled in every facet and that the company produced industry leading financial results, while bringing new ideas and ways of doing business that improved guest satisfaction and team member involvement. A 30-year company veteran, Stuart was instrumental in building the Norwegian brand and strengthening relationships with travel partners.

He previously served as president and chief operating officer and, prior to that, executive vice president of global sales and passenger services, where his primary objective focused on ensuring Norwegian continued to enhance and strengthen its relationships with travel partners as its primary distribution system. He introduced Partners First in 2011, the company’s corporate philosophy of always putting its travel partners first in three key areas: investment in long-term travel partner success; a complete focus on a seamless business relationship; and a commitment to travel partners on direct business.
He also served as chief product officer, responsible for delivery of the idea of “Freedom and Flexibility” across the Norwegian fleet, ensuring that it provided exceptional value and quality for guests and was consistent with the marketing and brand positioning of the company.
Mr. Stuart joined Norwegian in 1988 and served as the company’s Sales and Marketing Director in the United Kingdom until December 1996.
Mr. Stuart has served as a director on the board of Global Ports Holding since 2024 and is a member of its compensation committee.
Mr. Stuart has a Bachelor of Science degree from Bournemouth University. He is currently Chairman of the Board of the Boys and Girls Club of Miami Dade and previously served as Chairman of the Cruise Lines International Association.
We consider Mr. Stuart well-qualified to serve as a member of the Board due to his public company experience and business leadership.
RECOMMENDATION OF THE BOARD:
The Board recommends a vote FOR each of the above director nominees.

Directors Continuing in Office
Class A Directors — Terms Expiring 2028
Elliott Bisnow, age 40, has served as a Director since December 2017.
Mr. Bisnow is the founder of Peak Street Management, a private investment firm with a portfolio of more than 50 investments across startups, mature businesses, and private funds, which he has led since 2016.
Mr. Bisnow has founded and exited multiple businesses over a career spanning more than two decades. He co-founded Bisnow Media, which grew into North America’s largest commercial real estate media and events company and is now owned by the publishing conglomerate, Axel Springer. He co-owned Powder Mountain Ski Resort from 2013 to 2023, which was sold to Netflix co-founder Reed Hastings. He also founded Summit Series, a global leadership events platform acquired by events.com in 2025.
Mr. Bisnow is a partner in Sarara, a hospitality and conservation enterprise operating four safari lodges across more than one million acres in Kenya. He is the co-author of the book, Make No Small Plans.
We consider Mr. Bisnow well-qualified to serve as a member of the Board due to his background in experience-based businesses and his business leadership.
Annette Reavis, age 61, has served as a Director since July 2024. Ms. Reavis is a highly accomplished and dynamic senior executive with more than 25 years of human resources and business experience. She has led the human resources functions at companies ranging from Facebook, where she helped expand the organization by 28x, to Envoy and Root, where she was responsible for all aspects of people operations, policies, and organizational design. She is currently the Chief People Officer at CrossFit LLC.
With deep experience serving as a strategic partner to various CEOs and motivating and retaining top-notch talent through career counseling, culture, and performance-based incentives, Ms. Reavis is an inspirational leader who empowers teams by increasing communication and cooperation. A natural truth-teller who is comfortable having tough conversations, Ms. Reavis’ well-rounded approach draws upon expertise in change management, organizational behavior, and collaborative decision-making.
Ms. Reavis has partnered with boards and CEOs to help manage executive leadership changes, reductions in force, and team building. She takes pride in having coached and mentored numerous senior leaders through times of change, helping them grow from good to great, then from great to greater.
Ms. Reavis received her B.S. from San Jose State University, is a CPA and worked for KPMG for eight years.
We consider Ms. Reavis well-qualified to serve as a member of the Board due to her public company experience and business leadership.
Alexander P. Schultz, age 43, has served as a Director since February 2022. Mr. Schultz currently serves as Chief Marketing Officer and VP of Analytics for Meta, formerly Facebook, where he leads consumer marketing and product analytics globally. Throughout his career with Meta, he has pioneered the integration of product and direct response marketing and has been responsible for some of the largest, most effective online direct response campaigns, which have resulted in tremendous application user growth. Mr. Schultz has been with Meta since 2007 and has led the internationalization team since 2011 and the analytics team since 2015. Prior to joining Meta, Mr. Schultz was a Marketing Manager at eBay, during which time he led global targeting for eBay’s onsite merchandising, among other responsibilities. Mr. Schultz received an M.S. in Natural Sciences from Magdalene College, Cambridge where he specialized in experimental and theoretical Physics.
We consider Mr. Schultz well-qualified to serve as a member of the Board due to his extensive product marketing experience and his business leadership.
Thomas S. (Tad) Smith, Jr., age 60, has served as a Director since March 2020. In April 2026, Mr. Smith acquired the business of Candy Digital, which sells exclusive digital collectibles under the Major League

Baseball, DC Comics and other leading brands, and began serving as its Chief Executive Officer. Mr. Smith is currently the Managing Member of Durable Money LLC, a private investment and advisory firm, which he has co-owned and operated since March 2020. From June 2023 until January 2026, he was a general partner of 1RoundTable Partners, a global growth equity firm that invests in and nourishes companies deploying blockchain technologies in innovative ways to create value, as well as a partner in 10T Holdings, and other predecessor funds. Since September 2023, he has also served as Chairman of the Advisory Board of The Fine Art Group, the leading art advisory and art financing firm based in London.
Prior to these roles, Mr. Smith served as the Chief Executive Officer of a privately owned home care company called The Key. The company, which he served from November 2020 until July 2023, provides a suite of private pay services to the elderly that make it possible for them to live safely and independently in their own homes throughout the United States, Canada and Australia.
Prior to this, Mr. Smith served as a member of the board of Capitol Investment Corp V from October 2020, but stepped down in July 2021 after the successful merger with real estate tech company, DOMA. Prior to that, Mr. Smith was the President and Chief Executive Officer of the NYSE-listed global auction house Sotheby’s, serving from March 2015 through October 2019, when he successfully digitized, expanded, modernized, and then sold the company in a multibillion dollar transaction.
From February 2014 to March 2015, Mr. Smith was President and Chief Executive Officer of The Madison Square Garden Company, a publicly-traded, diversified cable media, live entertainment, and sports company that included the New York Knicks and the New York Rangers. From 2009 to 2014, Mr. Smith served as President, Local Media (later adding responsibility for Cablevision Media Sales), of the New York metro area cable operator Cablevision, which was controlled by the same shareholder as The Madison Square Garden Company.
From 2000 to 2009, he worked for the worldwide media company now known as RELX, where he last served as chief executive officer of the US business-to-business division, Reed Business Information. In that capacity, he oversaw and digitized more than 100 magazines and data businesses including Variety, Interior Design, Publishers Weekly, Broadcasting & Cable, and the like.
Since 1999, he has served as an adjunct professor at the Stern School of Business at New York University, where he teaches a highly rated finance and strategy class to MBAs. He is a board member of the private adtech company Simulmedia, based in New York, and a board observer for Dallas-based e-commerce company, Verishop. Mr. Smith is a board member of Futureverse and Doodles and Qredo and Blockworks as well as a board observer of Candy Digital: all companies in which his 1RoundTable Partners or 10T Holdings has an interest. Finally, he is a board member of Julien’s Auction House in Los Angeles.
Mr. Smith serves on the board of governors of the Alzheimer’s Drug Discovery Foundation, the Palm Beach Civic Association, and the Preservation Foundation of Palm Beach. He serves on the board of the Hospital for Special Surgery Florida and the Board of Trustees of the Norton Museum of Art.
He received a Master of Business Administration from Harvard Business School, where he was a George F. Baker Scholar and a Horace W. Goldsmith Fellow. He received a Bachelor of Arts from Princeton University’s School of Public and International Affairs, where he received the R.W. Van de Velde Award.
We consider Mr. Smith well-qualified to serve as a member of the Board due to his public company experience and business leadership.
Class C Directors — Terms Expiring 2027
Mark D. Ein, age 61, has served as our Co-Chair of the Board and Lead Independent Director since January 2025 and has served as Chairman and a Director since March 2013. He previously served as our Chief Executive Officer, Treasurer and Secretary prior to the business combination with Lindblad Expeditions, Inc. in July 2015.
Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 30-year career.

During this time, Mr. Ein has been involved in the founding or early stages of eight companies that have been worth over one billion dollars and has led over $3 billion of private equity, venture capital and public company investments.
Mr. Ein is the Founder, Chairman and Chief Executive Officer of investment firms Capitol Investment Corp, Leland Investment Corp and Venturehouse Group that create, invest in and build growth businesses in a range of industries. Among the current majority-owned companies in the portfolios are Kastle Systems, the country’s leading provider of proptech and security systems for commercial real estate, where he serves as Executive Chairman. Mr. Ein is currently also a member of the board of Soho House & Company (NYSE:SHCO) and Custom Truck One Source, Inc. (NYSE:CTOS).
From February 2023 to 2025, Mr. Ein served as Chairman of the President’s Export Council.
In July 2023, Mr. Ein was one of the founding partners that helped lead the acquisition of the Washington Commanders NFL franchise.
Mr. Ein is also the Founder and Owner of MDE Sports, which owns the Mubadala Citi DC Open tennis tournament in Washington, D.C. (the world’s first and only combined ATP/WTA 500 tennis tournament) and the Washington City Paper, the renowned local media company serving the Washington, D.C. metropolitan area since 1981.
A native of the Washington area, he actively supports many community, charitable and cultural organizations and currently serves on the boards of the DC Public Education Fund (as Chairman since 2010, the Fund has raised $200 million of philanthropic support for D.C. Public Schools), DC College Access Program (DC-CAP), and DC Policy Center (Co-Founder). He currently serves as a Presidential Appointee to the Board of the United States Tennis Association (USTA), having previously served on the board from 2012-2018 (serving as a Vice President of the Board from 2016-2018). Mr. Ein has been a member of the World Economic Forum since 2016, and the Gridiron Club, the oldest and one of the most prestigious journalistic organizations in Washington, DC.
He has won numerous awards, including the Washington Business Hall of Fame, Washingtonian of the Year in 2025, Washington, D.C. Business Leader of the Year from the Chamber of Commerce in 2011 and 2019, the Jefferson Award (the nation’s highest honor for public service), Washington Business Journal Top Corporation for Philanthropy (Small Companies), Washington Business Journal Power 100, Entrepreneur of the Year Awards from Ernst and Young and the National Foundation for Teaching Entrepreneurship (NFTE). In September 2009, Washington, D.C. Mayor Adrian Fenty presented Mr. Ein with the Key to the City, highlighting his Washington Kastles success on the court and, “for their commitment to the District’s communities and our youth.”
Prior to starting his firm, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman Sachs. He received a B.S. in Economics with a concentration in finance from the Wharton School of the University of Pennsylvania and his M.B.A. from the Harvard Business School.
We consider Mr. Ein well-qualified to serve as a member of the Board due to his public company experience, business leadership and operational experience.
Pamela O. Kaufman, age 62, has served as a Director since March 2024. Ms. Kaufman currently serves as Executive Vice President and Chief Entertainment Officer of Gap Inc., where she is responsible for building and scaling the company’s entertainment, content, and licensing platform across music, television, film, sports, gaming, consumer products, and cultural collaborations. As the first Chief Entertainment Officer, Ms. Kaufman works in close partnership with Gap Inc.’s brands to help unlock value at the intersection of fashion and entertainment.
Ms. Kaufman is a globally recognized entertainment and brand leader known for building iconic franchises into enduring, multi-billion-dollar businesses by connecting storytelling, culture, and commerce. Her work spans consumer products, fashion and lifestyle collaborations, gaming, live experiences, and global partnerships that turn cultural moments into long-term brand equity.
Ms. Kaufman proudly served as the President and Chief Executive Officer of International Markets, Global Consumer Products & Experiences for Paramount, one of the world’s largest entertainment companies, since 2022. Ms. Kaufman was responsible for leading the continued globalization of Paramount’s operations, driving growth of the company’s international business which includes an expansive streaming portfolio, free-to-air broadcast networks in four countries, and an extensive suite of iconic brands including Nickelodeon and MTV. Under Ms. Kaufman’s leadership, the company expanded Paramount+ globally, with the service now streaming in 45 markets, and has continued to expand Pluto TV, which is live in more than 35 territories.
Ms. Kaufman also oversaw the Global Consumer Products and Experiences organization, representing well over $6 billion in worldwide retail revenue. The organization covers a diverse slate of franchises, brands, and content from across the Paramount portfolio including Mean Girls, PAW Patrol, South Park, SpongeBob SquarePants, Star Trek, Teenage Mutant Ninja Turtles, Top Gun, and Yellowstone, among others. Ms. Kaufman’s oversight includes worldwide product merchandising and licensing as well as business development, marketing, franchise planning, creative strategy, retail sales and consumer insights. In addition, Ms. Kaufman’s purview includes key brand extensions like Gaming, Themed Entertainment including live tours, theme parks, and hotels, including the award-winning Nickelodeon Hotels & Resorts in Riviera Maya and Punta Cana.
Under Ms. Kaufman’s leadership, the Paramount Consumer Products team established a Diversity, Equity & Inclusion initiative, focusing on People & Culture, to build meaningful connections and start brave conversations across Paramount’s partnerships, products, and the industry as a whole. She also launched Paramount’s Impact Series, an ongoing initiative to better equip employees with the tools they need to support gender equity in the workplace and beyond. Ms. Kaufman was the Executive Sponsor of Paramount’s Women+ Employee Resource Group (ERG), where she championed women and allies of all levels across the company, by serving as a liaison between this group and the company’s Senior Leadership Team to scale inclusivity efforts across the organization.
Ms. Kaufman is a member of the Board of Directors of the Rock and Roll Hall of Fame Foundation, and, as a passionate advocate for women and families, serves on the board of the Pace Women’s Justice Center. Ms. Kaufman also joined the board of Stella McCartney Ltd. in 2023.
Ms. Kaufman was inducted into the Licensing International Hall of Fame in 2023 and landed on the Variety Dealmakers Impact Report in 2022. She has received many other awards and accolades throughout her career, including the Wonder Women Mentorship Award from Women in Toys in 2019.
Ms. Kaufman earned her Bachelor of Arts in Public Communication from The American University in Washington D.C. In addition, she was awarded an Honorary Doctorate of Humanities in 2019, when she delivered the Commencement address for The American University School of Communications.
We consider Ms. Kaufman well-qualified to serve as a member of the Board due to her consumer products background, global leadership, themed entertainment background and business development experiences.
Sven-Olof Lindblad, age 75, founded Lindblad and had been its President and Chief Executive Officer since its inception through May 2021, before returning to the role from July 2023 through December 2024. Mr. Lindblad has served as our Co-Chair of the Board from January 2025 and also from March 2021 through July 2023. Mr. Lindblad’s travel background and familiarity with adventure travel and wildlife dates back to his childhood and traveling with his father, Lars-Eric Lindblad. Mr. Lindblad founded the Company in order to offer innovative and educational travel expeditions to the world’s most remarkable places, capturing the true spirit of adventure. His commitment to environmentally responsible travel and ocean advocacy drives the Company’s innovation and leadership in the expedition travel category. He is an honorary member of the General Assembly of the Charles Darwin Foundation for the Galapagos Islands; serves on the Board of The Safina Center, and on the Board of Trustees of RARE; is a founding member of the non-profit, Ocean Elders, and serves on the Board of Advisors for Pristine Seas, and previously served on the National Geographic Society’s International Council of Advisors.
We consider Mr. Lindblad well-qualified to serve as a member of the Board due to his extensive expedition travel and experience, his business leadership, public company and operational experience.

CORPORATE GOVERNANCE
Board Composition
Directors hold office for a term ending on the date of the third annual stockholders’ meeting following the annual meeting at which such director’s class was most recently elected until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our directors. Our bylaws provide that the number of members of our Board may be changed from time to time by resolutions adopted by the Board provided that there shall not be less than one director nor more than eleven directors. Our Board currently consists of eleven members.
Board Leadership Structure
Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairperson should be separate. Our Board reserves the right to assign the responsibilities of the Chief Executive Officer and Chairperson position(s) as determined by our Board to be in our best interest. In the circumstance where the responsibilities of the Chief Executive Officer and Chairperson are vested in the same individual or in other circumstances when deemed appropriate, the Board will designate a lead independent director from among the independent directors to preside at the meetings of the non-employee director executive sessions.
Currently, Mr. Ein and Mr. Lindblad serve as our Co-Chairs of the Board. Our Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate.
Board Role in Risk Oversight
Our full Board is responsible for the oversight of our operational risk management process. Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our Audit Committee with appropriate reporting to the full Board. Our Board relies on our Compensation Committee to address significant risk exposures facing us with respect to compensation. Our Compensation Committee will periodically conduct a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect us.
Board Role in Social and Environmental Risk Oversight
Our full Board is responsible for the oversight of our social and environmental risk management process. Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our management team with appropriate reporting to the full Board. Our Board relies on our management team to address significant risk exposures facing us with respect to climate change on our business and our business on the environment. Our management team will periodically conduct a review of our operating, and well as our diversity and hiring, policies and practices, to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect us.
Number of Meetings of the Board of Directors
The Board held a total of five meetings during 2025. Directors are expected to attend Board meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served that were held during 2025 and while he or she was a member of the Board or such committee, as appropriate. We do not have a formal policy requiring directors to attend annual meetings of stockholders. Two of our directors attended the virtual 2025 annual meeting via the webinar broadcast.
Director Independence
The Board has determined that each of Mr. Bisnow, Mr. Dryden, Mr. Ein, Mr. Fahey, Ms. Kaufman, Ms. Reavis, Ms. Reynolds, Mr. Schultz, Mr. Smith and Mr. Stuart qualifies as an “independent” director under the applicable definition of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).

Stockholder Communications
Stockholders may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 11 W 42nd Street, Suite 22 B3, New York, NY 10036. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.
Board Diversity
Our Board, through the Nominating Committee of the Board, is committed to identifying and retaining strong directors who bring strategic skills and perspectives to the Board and reflect diverse backgrounds and viewpoints. Through our Nominating Committee, we recognize our responsibility to ensure that nominees for the Board possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company and its stockholders. We continually assess the performance and composition of our Board, and regularly review the skills, experience and attributes represented by our Board members. We highly value all aspects of diversity on our Board, including racial, ethnic, and gender diversity. Our strong Board, which reflects directors with skills and expertise relevant to our unique business, is the product of the strides we have made to ensure our Board membership reflects the evolving needs of our business, our stockholders and our other stakeholders.
Board Committees
Our Board currently has four standing committees: (i) a Nominating Committee, (ii) an Audit Committee, (iii) a Risk, Safety and Operational Compliance Committee and (iv) a Compensation Committee. Each of these board committees is described further below. Members of these committees will be elected annually, generally at a Board meeting held in conjunction with the annual stockholders’ meeting. The charters of our Nominating Committee, Audit Committee, Safety and Operations Committee and Compensation Committee are available on the investor relations page of our website at www.expeditions.com.
Board Committee Members
Name	Audit Committee	Compensation Committee	Risk, Safety and Operational Compliance Committee	Nominating Committee
Mr. Bisnow	M	M	—	—
Mr. Dryden	—	M	—	—
Mr. Ein	—	—	—	C
Mr. Fahey	—	C	—	M
Ms. Kaufman	—	M	—	—
Mr. Lindblad	—	—	—	—
Ms. Reavis	M	M	—	—
Ms. Reynolds	—	—	M	M
Mr. Schultz	—	—	—	M
Mr. Smith	C	—	M	M
Mr. Stuart	M	—	C	—

C — Chair
M — Member

Nominating Committee
The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board. During the fiscal year ended December 31, 2025, our Nominating Committee met once.
The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers, and others. Currently, the guidelines for selecting nominees, which are specified in the Nominating Committee charter, generally provides that persons to be nominated:
•
should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.
Nominations of persons for election to the Board at the annual meeting may also be made by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to our Secretary at 11 W 42nd Street, Suite 22 B3, New York, NY 10036. To be timely, a stockholder’s notice shall be received by the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholders’ notice to the Secretary must also include the information about the stockholder and the nominee as well as the other information required pursuant to our bylaws.
Audit Committee
Each of the members of the Audit Committee is independent under the applicable Nasdaq listing standards for Audit Committee members. The Board has determined that each of Messrs. Smith and Stuart, and Ms. Reavis satisfies Nasdaq’s definition of financial sophistication, and that each of Messrs. Smith and Stuart, and Ms. Reavis qualifies as an “audit committee financial expert” as defined under rules and regulations of the Securities and Exchange Commission.
The purpose of the Audit Committee is to appoint, retain, set compensation of and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. The Audit Committee’s duties, which are specified in the Audit Committee charter, include, but are not limited to:
•
reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;

•
discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•
discussing with management major risk assessment and risk management policies;

•
monitoring the independence of our independent auditor;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
reviewing and approving all related-party transactions;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•
appointing or replacing the independent auditor;

•
determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

During the fiscal year ended December 31, 2025, our Audit Committee met five times.
Compensation Committee
The purpose of the Compensation Committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans. The Compensation Committee’s duties, which are specified in the Compensation Committee charter, include, but are not limited to:
•
establishing compensation plans and compensation policy;

•
approving compensation arrangements for senior management, including annual incentive and long-term compensation;

•
reviewing leadership development and succession planning; and

•
making grants under our equity incentive plans.

During the fiscal year ended December 31, 2025, our Compensation Committee met five times. The processes for consideration of executive compensation are discussed further under “Executive Compensation — Compensation Discussion and Analysis.”
Risk, Safety and Operational Compliance Committee (“Risk Committee”)
The purpose of the Risk Committee is to assist the Board in overseeing the Company’s activities with respect to risk, (other than financial and cybersecurity risk, which is delegated to the Audit Committee) safety, and operational compliance. The Risk Committee shall have the powers, authority, duties, and responsibilities described below. Whenever the Risk Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is believed by the Risk Committee to be in the best interests of the Company and its stockholders. The Risk Committee’s duties, which are specified in the Risk Committee charter, include, but are not limited to:
•
monitor the Company’s activities in areas of risk, safety and operational compliance, taking into account applicable government and industry standards, materiality, legal and business trends, and public policy issues, provided that the Risk Committee’s authority and responsibilities shall not extend to areas over which the Board has delegated authority or responsibility to its Audit Committee;

•
periodically assess the Company’s risk, safety and operational compliance obligations and associated risks and performance relative to those standards;

•
review such policies, programs, and procedures of the Company as the Risk Committee shall deem necessary, including the Company’s risk, safety and operational compliance reporting systems, as well as consider and oversee, in consultation with management, the Company’s culture related to safety;

•
meet regularly with management of the Company to assess the Company’s risk, safety and operational compliance practices generally, including assessing the adequacy of the resources, training,

communications, risk assessments, and auditing of operational processes directed towards supporting risk, safety and operational compliance;
•
periodically report to the Board on the adequacy and effectiveness of the Company’s risk, safety and operational compliance programs and make recommendations to the Board regarding the Company’s risk, safety and operational compliance practices generally;

•
oversee the Company’s operations and related risks, including review of the Company’s policies, processes, and procedures;

•
meet regularly and review with management the Company’s strategies and objectives with respect to operational performance, including key issues, developments, and assessments impacting the Company’s execution against its operational objectives and metrics;

•
review and discuss with management pending or threatened administrative, regulatory, or legal proceedings related to risk, safety, compliance and/or operations;

•
authorize and oversee the engagement of legal counsel, consultants, third-party risk and safety auditors, and other advisers, as the Risk Committee shall deem necessary or desirable in order to assist the Committee or management in the discharge of its or their responsibilities;

•
periodically review and reassess the performance of the Risk Committee under this Charter and present any recommendations based thereon to the Board; and

•
perform such additional functions as may from time to time be assigned to the Risk Committee by the Board.

During the fiscal year ended December 31, 2025, our Risk Committee met two times.
Director Compensation
Our non-employee director compensation for 2025 included annual cash fees of $70,000 and an annual grant of $110,000 in one-year vesting restricted stock for each non-employee director, with an additional $80,000 of cash compensation for each Co-Chair of the Board, $25,000 for the Audit Committee Chair, $20,000 for the Compensation Committee Chair, $17,500 for the Nomination Committee Chair and $20,000 for the Risk Committee Chair. Our 2025 annual restricted stock grant was made in August 2025, with the awards resulting in 8,899 restricted shares per director that vest in August 2026, subject to continued service with us. In addition, we have an established deferred compensation program for our non-employee directors to elect to defer receipt of their director compensation or to elect to receive shares of the Company’s common stock in lieu of cash compensation and, in October 2024, we adopted stock ownership guidelines for the Board, which provides that each Non-Employee Director has five years to achieve a 5x cash retainer. We also pay health benefits for Mr. Lindblad during his service as director.
In order to increase their knowledge and understanding of our business and the related challenges that the business faces, we encourage our non-employee Board members and their families to experience our expeditions. Under the Directors Expedition Policy, a Board member is entitled to take one expedition every calendar year with no cost to the director. Each expedition the director participates in must be on a different vessel and must be a different itinerary than they have taken in the past. The director’s family, at the cost to the director including airfare, may accompany the director on the expedition. Each of the director’s family members will be charged a rate equal to the Company’s cost for the expedition, plus airfare, subject to certain exceptions.

DIRECTOR COMPENSATION FOR 2025
Name	Fees Earned or Paid in Cash	Option Awards	Stock Awards(1)	All Other Compensation	Total
Mr. Bisnow	$70,000	$—	$109,992	$—	$179,992
Mr. Dryden	$70,000	$—	$109,992	$—	$179,992
Mr. Ein	$167,500	$—	$109,992	$—	$277,492
Mr. Fahey	$90,000	$—	$109,992	$—	$199,992
Ms. Kaufman	$70,000	$—	$109,992	$—	$179,992
Mr. Lindblad	$150,000	$—	$109,992	$—	$259,992
Ms. Reavis	$70,000	$—	$109,992	$—	$179,992
Ms. Reynolds	$70,000	$—	$109,992	$—	$179,992
Mr. Schultz	$70,000	$—	$109,992	$—	$179,992
Mr. Smith	$95,000	$—	$109,992	$—	$204,992
Mr. Stuart	$82,500	$—	$109,992	$—	$192,492

(1)
In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee Directors during 2025, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value is measured based on the closing fair market value of our common stock on the date of grant.

Policy on Hedging Transactions
We consider it improper and inappropriate for those employed by or associated with us to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the insider trading laws. Accordingly, our insider trading policy provides that since hedging or monetization transactions can be speculative in nature and can create the appearance that the transaction is based on material nonpublic information, any hedging arrangement must be pre-cleared by our Compliance Officer (without the vote of the requesting person) after taking into account all relevant factors. Similarly, securities pledged (or hypothecated) as collateral for a loan must be pre-cleared by the Compliance Officer (without the vote of the requesting person) after taking into account all relevant factors.

EXECUTIVE OFFICERS
Certain information regarding our executive officers is provided below as of April 14, 2026:
Name	Age	Position
Natalya Leahy	48	Chief Executive Officer
Frederick (Rick) Goldberg	41	Chief Financial Officer
Dean (Trey) Byus III	57	Chief Expedition Officer
Keith A. Taylor	64	Chief Maritime Officer
Benjamin L. Bressler	63	Founder and Chief Executive Officer, Natural Habitat, Inc.
Natalya Leahy joined us as Chief Executive Officer in January 2025. Ms. Leahy most recently served as President of Seabourn, the ultra-luxury cruising and expedition brand. There, she was responsible for all aspects of the award-winning cruise line’s global business and operations and led more than 4,000 shoreside and shipboard employees with a fleet of seven luxury ships. Previously, Ms. Leahy also served as both Chief Operations Officer and Chief Financial Officer for Holland America Group — former division of Carnival Corporation uniting four brands and land operations. Before joining Holland America Group, she spent 10 years in multiple leadership roles at The Procter & Gamble Company, as well as positions in Finance and Operations at the United Nations, The Coca-Cola Company, and Le Meridien Uzbekistan. Ms. Leahy currently serves on the Board of Directors and on the Audit Committee of Manson Construction — a marine construction company that supports high profile infrastructure and energy projects across the United States. She also sits on the Michigan State University Business School Advisory Board, and University of Washington Global Business Center Board and is a former Seattle Aquarium Board Member.
A native of Uzbekistan, Ms. Leahy is passionate about diversity, equality, and improving lives through education. She is a founding member of the Special Olympics organization in Uzbekistan, and the recipient of multiple awards and recognitions, including MSU Young Alumni Achievement Award, and Puget Sound Women of Influence Award. Ms. Leahy holds an M.B.A. from Michigan State University and an M.S. in Banking and Finance from Tashkent Financial University (Uzbekistan).
Frederick Goldberg joined us as Chief Financial Officer in December 2024. Mr. Goldberg previously served as CFO of Founders Table Restaurant Group — a high-growth restaurant platform that included Chopt Creative Salad Company and Dos Toros Taqueria — where he led finance, real estate and development, franchising, legal, and customer insights. Mr. Goldberg also spent several years at Jackson Hewitt Tax Service Inc., where he held various leadership positions, including Vice President of Strategy & Customer Experience, Senior Vice President of Strategy & Finance, and, ultimately, CFO. There, Mr. Goldberg led the finance, strategy, pricing, franchise sales, real estate and development, human resources, customer insights, and digital and direct marketing functions, and managed the company’s significant relationship with Walmart. Mr. Goldberg is the Co-Founder and former Chief Operating Officer of City Wine Tours. He began his career as a strategy consultant with The Monitor Group. Mr. Goldberg holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.
Dean (Trey) Byus III joined us in 1993 as an Expedition Leader and since 2009 has served as Lindblad’s Chief Expedition Officer overseeing programming for Lindblad’s vessels in addition to serving on the Executive Management Team. Prior to 2009, Mr. Byus served as Lindblad’s Vice President of Operations and Program Development, Director of Field Staff & Expedition Technology and Director of Field Staff. Mr. Byus has worked in regions around the world and has extensive experience in managing Lindblad’s expedition teams, vessel deployments and itineraries, R&D, pricing and marketing, as well as business development, including working with National Geographic. Mr. Byus holds a B.A. from the University of Washington.
Benjamin L. Bressler joined us in May 2016, in connection with our acquisition of Natural Habitat, Inc. (“Natural Habitat”), and is currently serving as Founder and Chief Executive Officer of Natural Habitat. Mr. Bressler founded Natural Habitat in 1985 and has led the company since that time. Mr. Bressler brings over three decades of experience in nature and conservation travel. Mr. Bressler holds a B.A. in Government from Skidmore College.

Rear Admiral Keith A. Taylor (Ret.) joined us in April 2025 as the Chief Maritime Officer and was appointed as an executive officer on March 19, 2026. Prior to joining us, Mr. Taylor was Principal for Keith A. Taylor & Associates LLC, from January 2023 to March 2025, a company focused on strategic leadership, emergency management and operational performance in the maritime sector. Following a 30‑year career in the U.S. Coast Guard, Mr. Taylor served as Executive Vice President of Fleet Operations for Holland America Line, Princess Cruises, Seabourn and P&O Cruises Australia, subsidiaries of Carnival Corporation from September 2013 through October 2022. During this time, Mr. Taylor led global operations for four brands with 41 cruise ships and oversaw the design and build of 10 new ships. During his Coast Guard career, Rear Admiral Taylor served in a variety of command, operational, and engineering assignments, including Commander of the 13th Coast Guard District headquartered in Seattle, Washington and Assistant Commandant for Resources/Chief Financial Officer of the Coast Guard in Washington, D.C. Mr. Taylor holds a Master of Business Administration from the Massachusetts Institute of Technology, where he was a Sloan Fellow, a Master of Science in Industrial Administration from Purdue University and a Bachelor of Science from the U.S. Coast Guard Academy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during 2025 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for 2025.
Leadership Changes
In December 2024, the Board appointed Natalya Leahy to serve as Chief Executive Officer, effective January 1, 2025, and Frederick (Rick) Goldberg as Chief Financial Officer, effective December 31, 2024. In connection with their respective appointments, we negotiated and entered into employment agreements with each new executive, as described below under “Agreements with Executive Officers”.
In connection with her appointment as Chief Executive Officer, the Company granted Ms. Leahy certain one-time equity awards pursuant to the Company’s 2021 Long-Term Incentive Plan (the “LTIP”):
Time-Based RSUs.   The one-time awards included (i) 85,811 restricted stock units (“RSUs”) that vest in three equal annual installments in March 2025, March 2026 and March 2027 (the “Replacement RSUs”), and (ii) 100,000 RSUs that vest in four equal annual installments in March 2026, March 2027, March 2028 and March 2029 (the “Signing RSUs”), in each case subject to continued employment on the applicable vesting date.
Performance-Based RSUs.   The one-time awards also included (i) 50,000 RSUs that vest upon the Company’s common stock achieving a closing price of at least $15.00 per share for 20 consecutive trading days, (ii) 50,000 RSUs that vest upon the Company’s common stock achieving a closing price of at least $20.00 per share for 20 consecutive trading days, and (iii) 15,000 RSUs that vest upon the Company’s common stock achieving a closing price of at least $25.00 per share for 20 consecutive trading days, in each case during the five-year period following the date of grant and subject to continued employment on the applicable vesting date. Any such awards that do not vest within the applicable five-year period will expire.
In addition, the Company provided Ms. Leahy with a one-time cash retention award of $1,125,000 to make up for a lost retention award of the same amount at her previous employer, which is subject to repayment if her employment terminates under certain circumstances prior to December 31, 2026.
In connection with his appointment as Chief Financial Officer, we awarded Mr. Goldberg a grant of 50,000 RSUs, vesting annually pro rata over a four-year period beginning March 31, 2026, subject to continued service with us. We also provided Mr. Goldberg with a $75,000 signing bonus.
Overview of Our Executive Compensation Philosophy and Design
We believe that a skilled, experienced and dedicated management team is essential to our future performance and to building stockholder value. We seek to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:
•
to motivate our executive officers to achieve and create stockholder value;

•
to attract and retain executive officers who we believe have the experience, temperament, talents, and convictions to contribute significantly to our future success; and

•
to align the economic interests of our executive officers with the interests of our stockholders.

The Compensation Committee is focused on executive compensation being appropriate in amount and form. The Compensation Committee strives to align the interests of our executive team with the interests of our stockholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. Our Board and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. The

Compensation Committee specifically considers the results from the annual stockholder advisory vote on executive compensation. At the 2025 annual meeting of shareholders, 84% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation.
Oversight of Executive Compensation
Our Compensation Committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our response to the outcome of the advisory votes of stockholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. Our Board, our Compensation Committee and our Chief Executive Officer each play a role in setting the compensation of our NEOs. Our Board appoints the members of our Compensation Committee and delegates to the Compensation Committee the direct responsibility for overseeing the design and administration of our executive compensation program. The Compensation Committee evaluates the performance of the Chief Executive Officer and determines her compensation based on this evaluation. With respect to our other executive officers, the Compensation Committee considers the Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the Compensation Committee.
Management and the Compensation Committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. The Compensation Committee retained the firm of Frederic W. Cook & Co. (“FW Cook”) to consult and assist with the structuring and development of a comprehensive executive compensation program based on performance, utilizing the elements discussed below. We considered all factors relevant to FW Cook’s independence from management, including the following factors:
•
The provision of other services that the consultant provides to us;

•
The amount of fees received from us as a percentage of the consultant’s total revenue;

•
The consultant’s policies and procedures designed to prevent conflicts of interest;

•
Business or personal relationships of the consultant with our Compensation Committee members;

•
The amount of our stock owned by the consultant; and

•
Business or personal relationships of the consultant with our executive officers.

Elements of Executive Compensation
Our executive compensation program for our NEOs generally consists of the following elements:
•
Base salary;

•
Short-term (annual) cash-based incentive compensation;

•
Long-term incentive compensation in the form of equity; and

•
Retirement and other benefits.

Our compensation arrangement with Mr. Bressler was structured in connection with our acquisition of Natural Habitat, which is described in detail below under “Compensation Arrangement with Ben Bressler”.
Base Salary
We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. Generally, our Compensation Committee will set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Base salaries will generally be reviewed annually by our Compensation Committee, subject to terms of employment agreements, and will adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Short-Term (Annual) Cash-Based Incentive Compensation
We utilize annual cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. In 2017, our Compensation Committee adopted an Employee Incentive Plan (“EIP”) under our equity incentive plan (“LTIP”) to govern annual cash incentive award opportunities for our executive officers and other key employees. Target award levels under the EIP are based on a percentage of each participant’s base salary and cash incentive awards are earned based on performance against metrics.
2025 Short-Term (Annual) Cash-Based Incentive Compensation
The Compensation Committee set target award levels for each of our participating NEOs at 75% (as a percentage of base salary). For 2025, awards could be earned at a level of up to 150% of the target level if maximum performance goals were achieved and the Compensation Committee set the performance metric weightings as follows: Adjusted EBITDA, weighted 100% (performance range: 85% of target for threshold payout of 50%, 115% of target for a maximum payout of 150%), Net Yield per Available Guest Night (up to an additional 10% for exceeding target), Guest Satisfaction (addition or reduction of up to 10% based on threshold reached above or below the target range), Vessel Safety (addition or reduction up to 6% addition or reduction based on incident ranges), and an individual multiplier of 0.75x-1.25x based on such individual’s performance. Our Compensation Committee has the discretion to adjust the achievement of the financial metrics for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses. For 2025, the Compensation Committee set the targets, calculated achievements and payout levels set forth per the following table:
2025 Short Term Plan
	Target	Plan Results	Achievement	Payout
Adjusted EBITDA (000’s)(1)	$114.5	$119.5	104.3%	117%
Net Yield(2)	$1,338	$1,339	Achieved	10%
Guest Satisfaction	90 – 95%	93.2%	At target	—
Vessel Safety Measures			Partial achievement	—
Weighted:				127%

(1)
Adjusted EBITDA adjusted by Compensation Committee for impact of $5.3 million in employee tax credits and other items.

(2)
Net Yield result adjusted by Compensation Committee.

All executives received an individual multiplier of 1.0x. As a result of our performance, our Compensation Committee approved bonuses for our participating NEOs as follows:
Name	2025 Short- Term Annual Cash-Based Incentive Bonus Amount Earned
Ms. Leahy	$571,500
Mr. Goldberg	$452,438
Mr. Byus	$272,295
2026 Short-Term (Annual) Cash-Based Incentive Compensation
For 2026, the Compensation Committee set the performance metric weightings as follows: Adjusted EBITDA (100%), Net Yield per Available Guest Night (up to an additional 10% for exceeding target), Net Promoter Score (addition or reduction of 10% based on threshold reached above or below target range), Vessel Safety (addition or reduction up to 6% based on incidents outside of set ranges), and an individual multiplier of 0.75x-1.25x based on such individual’s performance. The Compensation Committee set target award levels for each of our other NEOs at 75% (as a percentage of base salary). Our Compensation

Committee has the discretion to adjust the achievement of the financial metrics for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.
Long-Term Incentive Compensation
We utilize equity-based incentive compensation to align compensation directly with the creation of value to stockholders by rewarding performance and the achievement of goals important to the Company’s strategic objectives. We believe that such compensation attracts, motivates and helps retain executives. In 2025, our Compensation Committee approved awards of restricted stock units (“RSUs”) and a performance-vesting equity incentive award (“PSUs”) grant, to key employees, including our named executive officers, under our Long-Term Incentive Plans, each as described in more detail below.
2025 Long-Term Incentive Compensation
In March 2025, our Compensation Committee approved awards of RSUs and PSUs to key employees, including our NEOs, under our 2021 LTIP.
Ms. Leahy’s and Mr. Goldberg’s RSU percentage of overall long-term incentive compensation is at 40% with PSU grants reflecting 60% of their long-term incentive compensation awards. Mr. Byus’s allocation of RSU and PSU awards was 50% each for 2025.
RSUs.   In 2025, RSU awards were awarded in the following amounts to our NEOs, with the number of RSUs determined based upon the closing price of our common stock on the March 31, 2025 grant date, which was $9.27: Ms. Leahy: $240,000 (25,889 RSUs); Mr. Goldberg: $190,000 (20,496 RSUs); and Mr. Byus: $180,250 (19,444 RSUs). The awards were granted on March 31, 2025 and will vest annually over three years on the anniversary of the grant, subject to continued service with us.
PSUs.   The PSUs are performance-vesting equity incentive awards that will be earned based on 3-year cumulative performance relating to Adjusted EBITDA and revenue growth. This was a change from the 2024 PSU which measured performance annually. We believe the shift to 3-year cumulative measurement increases the pay for performance orientation of the program, aligning the executive team to long-term value creation. In addition, to increase the performance orientation of the program, beginning in fiscal year 2025, we shifted the long-term incentive mix for our CEO and CFO from 50% PSUs/50% RSUs to 60% PSUs/ 40% RSUs.
In 2025, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2025 grant date, which was $9.27: Ms. Leahy: $360,000 (38,835 PSUs); Mr. Goldberg: $285,000 (30,744 PSUs); and Mr. Byus: $180,250 (19,444 PSUs). The awards were granted on March 31, 2025, with the number of PSUs vesting on March 31, 2028 subject to achieving performance targets and continued service with us.
During 2025, the market-based performance incentive awards (“MSUs”) awarded to our NEOs in 2022 vested at a 66% achievement level. The MSUs were granted by the Compensation Committee in order to align and tie executive compensation to share price over a three-year period due to the uncertainty and difficulty of the re-start of operations following the Covid-19 pandemic. These MSUs had a grant price of $15.08, with a performance range of 0-150%, for a $22.62 share price to receive the maximum award. Therefore, of the 23,052 MSUs granted, 6,255 MSUs vested, summarized in the following table:
Name	MSUs Granted	MSUs Vested
Mr. Byus	9,392	6,255
2026 Long-Term Incentive Compensation
In March 2026, our Compensation Committee approved awards of RSUs and PSUs to key employees, including our NEOs, under our 2021 LTIP. The long-term incentive mix for NEOs, other than Mr. Taylor, is 60% PSUs and 40% RSUs. Mr. Taylor’s award is 40% PSUs and 60% RSUs. Each as described in more detail below:

RSUs. In 2026, RSU awards were awarded in the following amounts to our NEOs, with the number of RSUs determined based upon the closing price of our common stock on the March 31, 2026 grant date, which was $17.30: Ms. Leahy: $246,000 (14,220 RSUs); Mr. Goldberg: $194,750 (11,257 RSUs); Mr. Taylor: $148,500 (8,584 RSUs); and Mr. Byus: $125,634 (7,262 RSUs). The awards were granted on March 31, 2026 and will vest annually over three years on the anniversary of the grant, subject to continued service with us.
PSUs. The PSUs are performance-vesting equity incentive awards that will be earned based on 3-year cumulative performance relating to Adjusted EBITDA and revenue growth. We believe the 3-year cumulative measurement and 60% split of PSUs increases the pay for performance orientation of the program, aligning the executive team to long-term value creation. The awards were granted on March 31, 2026, with the number of PSUs vesting on March 31, 2029 subject to achieving performance targets and continued service with us. The PSU awards were awarded in the following amounts to our NEOs, with the number of PSUs determined based upon the closing price of our common stock on the March 31, 2026 grant date, which was $17.30: Ms. Leahy: $369,000 (21,329 PSUs); Mr. Goldberg: $292,125 (16,886 PSUs); Mr. Taylor: $99,000 (5,723 PSUs); and Mr. Byus: $188,466 (10,894 PSUs).
Executive Stock Ownership Guidelines
We require our executive officers, within five years, to accumulate and hold shares of common stock with a value equal to a multiple of base salary set forth in the table below. For purposes of meeting these guidelines, the shares of common stock held may include beneficially owned directly or indirectly and unvested RSUs in actual ownership totals. PSUs and unexercised stock options are not included in actual ownership totals.
As of December 31, 2025, each NEO has either met or exceeded their ownership guideline or was within the five-year period for achieving the guideline.
Multiple-of-Salary
Name	Target	Actual
Ms. Leahy	3.0x	4.8x
Mr. Goldberg	3.0x	2.1x
Mr. Byus	3.0x	6.9x
Mr. Bressler	3.0x	1.7x
Compensation Arrangement with Ben Bressler
Mr. Bressler’s compensation arrangement was established in connection with the Company’s 2016 acquisition of Natural Habitat and has been amended since that time. As part of that transaction, Mr. Bressler retained a 19.9% ownership interest in Natural Habitat, which was made subject to put and call rights.
In addition, the parties agreed to a long-term incentive structure intended to reward Mr. Bressler for increasing the value of Natural Habitat following the acquisition. In simple terms, if Natural Habitat’s equity value exceeds a specified baseline at the time Mr. Bressler exercises a portion of his put right, he becomes entitled to receive a corresponding option award from the Company. The size of that award is tied to the amount by which Natural Habitat’s value exceeds the baseline and the percentage of his retained interest that is sold to the Company at that time.
Mr. Bressler has exercised portions of that retained interest over time. In April 2024, he sold 9.95% of Natural Habitat to the Company. In March 2026, he sold an additional 5% to the Company. As of March 31, 2026, he retained a 4.9% ownership interest in Natural Habitat.
The option award is calculated pursuant to the formula set forth in Mr. Bressler’s employment agreement. If Natural Habitat’s equity value, as defined in that agreement, exceeds $25.0 million as of the applicable measurement date, Mr. Bressler is entitled to receive vested options with a fair value equal to 5.05% of that excess, prorated based on the percentage of his put right exercised. The number of options is determined using a Black Scholes valuation methodology, based on the Company’s stock price at the time of grant, volatility, and the applicable risk-free rate. These options vest upon grant and have a 10-year term.
Mr. Bressler’s amended employment agreement also provides for an annual cash bonus equal to 5% of Natural Habitat’s net profits, reduced from 10% before the recent amendment, and an annual RSU award opportunity of $100,000. In 2025, Mr. Bressler earned a cash bonus of $1.8 million and received $49,993 in RSUs. He does not participate in the Company’s broader annual or long-term incentive plans described elsewhere in this proxy statement.
In addition, Mr. Bressler’s amended employment agreement includes a separate one-time incentive tied to value creation in the Land Experiences business segment under his leadership for the 2025 fiscal year performance period. That incentive resulted in a one-time equity award of 243,916 shares of Lindblad common stock, granted in 2026.
The Compensation Committee believes this structure reflects the terms negotiated in the acquisition, aligns a significant portion of Mr. Bressler’s compensation with long-term value creation, and should be evaluated in light of the substantial growth in Natural Habitat and the broader Land Experiences segment since acquisition.
Retirement and Other Benefits
We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k)-plan pursuant to which we matched any employee contributions, including our NEOs, up to $2,400 in 2025. We also provide certain other customary benefits to our employees, including our NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.
In order to increase their knowledge and understanding of our business and the related challenges that the business faces, we encourage our employees, including our NEOs, and their families to experience our expeditions. To that end, employees and their family members are entitled to travel on expeditions at the per person variable land costs associated with the particular expedition. In addition to the land costs, the employee is responsible for airfare, any shipboard purchases and crew gratuities.
Compensation on Termination of Employment
Each of our NEOs has an employment agreement that provides for severance in the event they are terminated without cause or they leave for good reason. We believe these agreements are important for retention purposes, as many companies we compete with offer severance compensation, particularly in connection with a change of control. Accordingly, our NEOs have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within a specified period after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our NEOs incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for stockholders in a change of control transaction. For additional information on compensation on termination of employment, see “Executive Compensation — Agreements with Executive Officers” and “Executive Compensation — Estimated Additional Compensation Triggered by Termination of Employment.”
Clawback Policy
We have adopted a clawback policy that provides that we shall, except in limited circumstances, recover any erroneously awarded incentive based compensation from our named executive officers. The policy is filed as an exhibit to the Company’s Annual Report.

Summary Compensation Table
The following table summarizes the compensation earned in each of the last three completed fiscal years to our NEOs:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other(4)	Total
Ms. Leahy(2) Chief Executive Officer	2025	$600,000	$1,125,000	$3,974,160	$—	$571,500	$20,805	$6,291,465
Mr. Goldberg(3) Chief Financial Officer	2025	$475,000	$—	$474,995	$—	$452,438	$30,116	$1,432,549
	2024	$1,827	$75,000	$593,000	$—	$—	$—	$669,827
Mr. Byus III Chief Expedition Officer	2025	$276,726	$—	$360,492	$—	$272,295	$32,603	$942,116
	2024	$357,875	$—	$180,256	$245,500	$286,327	$38,154	$1,108,112
	2023	$343,667	$—	$349,992	$1,198,000	$245,121	$39,562	$2,176,342
Mr. Bressler Founder and Chief Executive Officer, Natural Habitat, Inc.	2025	$200,000	$1,757,413	$49,993	$—	$—	$36,566	$2,043,972
	2024	$200,000	$2,372,476	$117,353	$6,431,418	$—	$42,620	$9,163,866
	2023	$200,000	$1,586,704	$99,998	$—	$—	$47,440	$1,934,142
Mr. Brodsky Former Chief Commercial Officer	2025	$388,933	$—	$463,500	$—	$—	$21,920	$874,353
	2024	$460,125	$—	$231,748	$982,000	$368,135	$22,048	$2,064,056
	2023	$438,000	$—	$450,008	$—	$312,414	$24,221	$1,224,643

(1)
With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. $3,374,174 of Ms. Leahy’s 2025 grants, and Mr. Goldberg’s 2024 grant, relate to one-time awards made pursuant to their employment agreements discussed above. With respect to options, the calculated grant date fair value of Messrs. Brodsky’s and Byus’ 2024 options were $4.91 per share, Mr. Bressler’s 2024 options were $4.82 per share and Mr. Byus’ 2023 options were $5.99 per share. Refer to Note 13 of our consolidated financial statements in our Annual Report for assumptions used to value equity awards.

(2)
Ms. Leahy joined the Company on January 1, 2025. In February 2025, she received a one-time cash retention award of $1,125,000 to make up for a lost retention award of the same amount at her previous employer (subject to repayment if her employment terminates under certain circumstances prior to December 31, 2026).

(3)
Mr. Goldberg joined the Company on December 31, 2024. Mr. Goldberg’s 2024 bonus includes a $75,000 hiring bonus.

(4)
The amounts in this column for 2025 consist of the following for each executive:

Name	401(k) Match	Health Insurance Premiums	Life, Accidental Death & Dismemberment and Long-Term Disability Premiums	Other(a)
Ms. Leahy	$1,500	$16,864	$2,441	$—
Mr. Goldberg	$2,400	$25,275	$2,441	$—
Mr. Byus	$2,400	$27,573	$2,630	$—
Mr. Bressler	$2,400	$23,136	$2,630	$8,400
Mr. Brodsky	$2,400	$17,328	$2,192	$—

(a)
Mr. Bressler receives a monthly vehicle allowance.

Pay Ratio
We have estimated the ratio between our Chief Executive Officer’s total compensation in 2025 and the median annual total compensation of all employees (except the Chief Executive Officer). In searching for the median employee, we considered taxable compensation totals in 2025. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2025, then we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our Chief Executive Officer had annual total compensation of $6,291,465 and our Median Employee had annual total compensation of $120,385. Therefore, we estimate that our Chief

Executive Officer’s annual total compensation for 2025 was approximately 52.3 times that of the median of the annual total compensation of all our employees.
This compensation ratio was significantly impacted during 2025 due to the one-time lost retention bonus and one-time initial grants of RSUs provided to Ms. Leahy upon her appointment as Chief Executive Officer in January 2025. Excluding the one-time hire grants and the lost retention bonus provided to Ms. Leahy, and including traditional annual grants of RSUs and PSUs in lieu of them, with a grant date value of $600,000, we estimate that the Chief Executive Officer’s annual total compensation for 2025 would have been approximately 9.9 times that of the median of the annual total compensation of all of our employees for 2025.

GRANTS OF PLAN BASED AWARDS DURING 2025
The following table sets forth information about grants of plan-based awards to our NEOs during the year ended December 31, 2025.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date of Equity Incentive Plan Awards	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Options, Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Ms. Leahy		$—	$450,000	$900,000
	1/1/2025				300,811	$3,374,168
	3/31/2025				64,724	$599,991
Mr. Goldberg		$—	$356,250	$712,500
	03/31/25				51,240	$474,995
Mr. Byus		$—	$207,545	$415,089
	03/31/25				38,888	$360,492
Mr. Bressler		$—	$—	$—
	03/31/25				5,393	$49,993
Mr. Brodsky		$—	$—	$—
	03/31/25				50,000	$463,500

(1)
The amount shown represents the range of possible cash incentive awards that could have been earned under our 2025 Short-Term (Annual) Cash-Based Incentive Compensation plan. For additional information, see “Compensation Discussion and Analysis.”

(2)
The amount represents RSUs or options granted under our 2025 Long-Term Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis” and “Outstanding Equity Awards at 2025 Fiscal Year End” table.

(3)
Amount represents the aggregate grant date fair value computed in accordance with FASB ASC 718. With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. Refer to Note 13 of our consolidated financial statements in our Annual Report for assumptions used to value equity awards.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table sets forth information about outstanding equity awards held on December 31, 2025 by our NEOs.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ms. Leahy	—	—	$—	N/A	183,099	$2,640,288	50,000(3)	$721,000
							50,000(3)	$721,000
							15,000(3)	$216,300
							38,835(4)	$560,001
Mr. Goldberg	—	—	$—	N/A	70,496	$1,016,552	30,744(4)	$443,328
Mr. Byus	100,000	100,000	$9.56	03/31/33	38,426	$554,103	12,606(5)	$181,779
	12,500	37,500	$7.40	05/15/34			19,320(6)	$278,594
							19,444(4)	$280,382
Mr. Bressler	766,228	—	$8.44	03/18/34	17,265	$248,966	—	$—
	878,728	137,500			309,286	$4,459,909	235,949	$3,402,385

(1)
The amounts in this column have been computed based on the closing price of our common stock of $14.42 on December 31, 2025 (the last business day of 2025). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(2)
The stock awards vest as follows:

Unvested Stock Awards (number of shares, units or options)
Ms. Leahy	Mr. Goldberg	Mr. Byus	Mr. Bressler	Vesting Dates
25,889	20,496	19,444	5,393	RSUs vest 33% on each March 31, 2026, 2027 and 2028
57,210	—	12,880	—	RSUs vest 50% on each March 31, 2026 and 2027
—	—	6,102	3,487	RSUs vest 100% on each March 31, 2026
—	—	—	8,385	RSUs vest 50% on April 11, 2026 and 2027
100,000	50,000	—	—	RSUs vest 25% on March 31, 2026, 2027, 2028 and 2029
—	—	100,000	—	Options vest 50% on each of March 31, 2026 and 2027
—	—	37,500	—	Options vest 33% on each of May 15, 2026, 2027 and 2028

(3)
Represents MSUs in an amount equal to the maximum possible awards available on December 31, 2025 under our 2021 long-term incentive compensation plan based on performance during 2025 through 2030. The MSUs are market-based equity incentive awards based on achievement in the stock price of the Company’s common stock from the grant date for a five-year period. Awards will vest upon achievement of the Company’s common stock price being equal to, or exceeding, a specified amount for 20 consecutive trading days. In 2025, MSU awards were awarded to our CEO as a new hire grant. The awards were granted on January 1, 2025, with the award amount determined based upon the closing price of our common stock on January 1, 2025, which was $11.86.

(4)
Represents PSUs in an amount equal to the maximum possible awards available on December 31, 2025 under our 2021 long-term incentive compensation plan based on performance during 2025 through 2027. The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for the three-year performance period. The number of PSUs earned shall be equal to the target number of PSUs multiplied by the average of the payout percentages for each fiscal year. For 2025, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%). In 2025, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2025 grant date, which was $9.27: Ms. Leahy: $360,000 (38,835 PSUs); Mr. Goldberg: $285,000 (30,744 PSUs); and Mr. Byus: $180,246 (19,444 PSUs).
(5)
Represents PSUs in an amount equal to the maximum possible awards available on December 31, 2025 under our 2021 long-term incentive compensation plan based on performance during 2023 through 2025. The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for each fiscal year. The number of PSUs earned shall be equal to the target number of PSUs multiplied by the average of the payout percentages for each fiscal year. For 2023, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%) for each applicable fiscal year. In 2023, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2023 grant date, which was $9.56: Mr. Byus: $175,000 (18,305 PSUs).

(6)
Represents PSUs in an amount equal to the maximum possible awards available on December 31, 2025 under our 2021 long-term incentive compensation plan based on performance during 2024 through 2026. The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for each fiscal year. The number of PSUs earned shall be equal to the target number of PSUs multiplied by the average of the payout percentages for each fiscal year. For 2024, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%) for each applicable fiscal year. In 2024, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2024 grant date, which was $9.33: Mr. Byus: $180,255 (19,320 PSUs).

OPTION EXERCISES AND STOCK VESTED IN 2025
The following table sets forth information about option exercises and restricted stock vesting for our NEOs in 2025.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ms. Leahy	—	$—	28,601	$265,131
Mr. Byus	—	$—	21,927	$204,938
Mr. Bressler	568,091	$3,086,978	7,679	$36,500
Mr. Brodsky	—	$—	23,742	$231,609
	568,091	$3,086,978	81,949	$738,178

(1)
The amounts in this column represent the aggregate market value of the shares of common stock acquired upon vesting based on the closing price on the applicable vesting date or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

PAY VERSUS PERFORMANCE
The following table sets forth information about executive compensation, compensation paid and the Company’s performance.
Year	Summary Compensation Table Total for PEO Leahy(1)	Summary Compensation Table Total for PEO Berle(1)	Summary Compensation Table Total for PEO Lindblad(1)	Compensation Actually Paid to PEO Leahy(1)(2)(3)	Compensation Actually Paid to PEO Berle(1)(2)(3)	Compensation Actually Paid to PEO Lindblad(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of $100 Investment Based On:(4)		Net Loss Available to Stockholders (millions)	Adjusted EDITDA (millions)(6)
									Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
2025	$6,291,465	N/A	N/A	$7,418,619	N/A	N/A	$1,323,247	$734,532	$84.23	$217.54	$(34.6)	$126.2
2024	N/A	N/A	$725,101	N/A	N/A	$578,526	$2,452,181	$2,639,717	$69.28	$193.78	$(35.8)	$91.2
2023	N/A	$1,463,127	$2,352,502	N/A	$(1,805,574)	$2,763,516	$1,959,443	$2,147,119	$65.83	$147.63	$(50.0)	$71.2
2022	N/A	$1,635,303	N/A	N/A	$(3,740,733)	N/A	$1,827,250	$722,410	$44.98	$92.28	$(116.1)	$(11.5)
2021	N/A	$6,936,263	$811,127	N/A	$10,277,472	$(896,178)	$967,846	$719,423	$91.12	$121.64	$(124.7)	$(64.0)

(1)
Ms. Leahy was the Principle Executive Officer (“PEO”) during 2025, Mr. Berle was the PEO during 2023, 2022 and 2021, Mr. Lindblad was the PEO during 2024, 2023 and 2021. The Non-PEO NEOs for each year were Mr. Goldberg, Mr. Byus, Mr. Bressler and Mr. Brodsky for 2025, Mr. Goldberg, Mr. Dryden, Mr. Felenstein, Mr. Byus, Mr. Bressler, and Mr. Brodsky for 2024, Mr. Felenstein, Mr. Byus, Mr. Bressler, and Mr. Brodsky for 2023, 2022 and 2021, and included Mr. Goodman for 2022 and 2021. Mr. Berle’s 2021 compensation included $5.2 million of option awards, and $1.0 million of RSUs which were awarded with a five-year vesting period, on condition that he purchase $1.0 million of Company stock, which was done before the RSUs were awarded.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year. The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

	PEO Leahy
	2021	2022	2023	2024	2025
SCT Total	$—	$—	$—	$—	$6,291,465
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	—	—	—	(3,974,160)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	—	—	4,836,183
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	265,131
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	—	—	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
Compensation Actually Paid	$—	$—	$—	$—	$7,418,619

	PEO Berle
	2021	2022	2023	2024	2025
SCT Total	$6,936,263	$1,635,303	$1,463,127	$—	$—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(6,242,973)	(575,000)	(1,149,992)	—	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	9,584,182	278,231	—	—	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	(4,429,394)	—	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	(649,872)	539,052	—	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	(2,657,761)	—	—
Compensation Actually Paid	$10,277,472	$(3,740,733)	$(1,805,574)	$—	$—
	PEO Lindblad
	2021	2022	2023	2024	2025
SCT Total	$811,127	$—	$2,352,502	$725,101	$—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(772,519)	—	(1,996,000)	—	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	748,831	—	2,254,000	—	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(466,575)	—	76,040	59,000	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	124,019	—	107,579	(205,575)	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(1,341,061)	—	(30,605)	—	—
Compensation Actually Paid	$(896,178)	$—	$2,763,516	$578,526	$—

	NEO
	2021	2022	2023	2024	2025
SCT Total	$967,846	$1,827,250	$1,959,443	$2,452,181	$1,323,247
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(345,728)	(1,010,633)	(942,749)	(1,704,650)	(337,245)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	303,478	341,776	1,078,747	719,391	404,606
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(239,077)	(363,226)	189,140	38,540	126,657
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	1,504,918	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	32,904	(72,757)	43,649	(80,734)	(105,396)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	(181,111)	(289,929)	(677,337)
Compensation Actually Paid	$719,423	$722,410	$2,147,119	$2,639,717	$734,532

(4)
Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on December 31, 2020 and ending on the last day in FY 2025, 2024, 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

(5)
“Current Peer Group” represents the S&P 1500 Hotels, Resorts and Cruise Lines Index, which the Company has identified as its peer group for purposes of Item 402(v) and which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6)
We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance. A reconciliation of Adjusted EBITDA can be found in our Annual Report.

Performance Measures Used to Link Company Performance and CAP.   The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the named executive officers for FY 2025. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance-based stock awards. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation.
•
Adjusted EBITDA

•
Net Yield

•
Stock Price

Relationship between CAP and TSR.   The graph below illustrates the relationship between TSR and the Peer Group TSR as well as the relationship between CAP and TSR for the PEO and average Non-PEO NEOs.
Relationship between CAP and GAAP Net Income.   The graph below reflects the relationship between the PEO and average Non-PEO NEOs CAP and the Company’s Net Income for the applicable fiscal year.

Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure).   The graph below reflects the relationship between the PEO and average Non-PEO NEOs CAP and the Company’s Adjusted EBITDA for the applicable fiscal year.
Agreements with Executive Officers
We have entered into agreements with certain of our executive officers as follows:
Dean (Trey) Byus III.   On September 4, 2018, we entered into an amendment to the employment agreement with Mr. Byus, which (i) extended the term of the employment agreement until March 31, 2020, with automatic twelve-month renewal periods thereafter unless either party provides prior notice of non-renewal; (ii) provides for an annual target cash bonus equal to 75% of his base salary in 2018 (subject to adjustment by the Company’s Compensation Committee in future periods provided that such target cash bonus amount shall not be reduced to less than 65% of his base salary) and (iii) provides for participation in the Company’s equity incentive plans with the expectation that he will receive an annual equity award targeted at 100% of his base salary.
If we were to terminate Mr. Byus’s employment without “cause” (which includes our non-extension of the term) or if he were to resign for good “reason” (each a “Qualifying Termination”), Mr. Byus will be entitled to, subject to his signing and not revoking a general release of claims, (i) severance payments equal to one times the sum of annual base salary plus average annual bonus over the preceding three-year period, payable over a 12 month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on actual performance for the fiscal year) and (iii) COBRA continuation coverage for 12 months after the termination date.
If a Qualifying Termination occurs within one year after a change in control, or while we are party to a definitive agreement the consummation of which would result in a change in control, the employment agreement provides that the executive will be entitled to, subject to his signing and not revoking a general release of claims and in lieu of the amounts above, (i) severance payments equal to two times the sum of annual base salary plus target annual bonus amount, payable over a 24-month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on our actual performance for the fiscal year) and (iii) COBRA continuation coverage for 24 months after the termination date.
The employment agreement contains mutual non-disparagement and customary confidentiality and assignment of inventions provisions. In addition, for 24 months following termination, the employment agreement prohibits Mr. Byus from competing with our business worldwide (except for providing services to a conglomerate that competes with us if the executive is not directly involved with the competitive division or line) and from soliciting our employees, independent contractors, customers, suppliers and similar counterparties.
“Cause” is defined to mean, subject to us providing timely notice and the right to cure, (i) willful misconduct and mismanagement that is materially injurious to us; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of our Board consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness). Action or inaction is only “willful” if done or omitted without the good faith belief that such action or inaction is in our best interests.
“Good reason” is defined to mean (i) a material diminution in base compensation, the budget that Mr. Byus oversees, or his authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where Mr. Byus must perform services; or (iii) any other action or inaction that constitutes a material breach of the employment agreement.
Natalya Leahy.   In connection with her appointment as Chief Executive Officer, we entered into an employment agreement with Ms. Leahy for an initial term through January 1, 2030, which renews automatically annually, pursuant to which she was provided with the following compensation arrangements: (i) an initial annual base salary of $600,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board or our Compensation Committee, with bonuses to be targeted at 75% of annual base salary, with 2025 bonus guaranteed; (iii) an annual equity incentive award to be targeted at 100% of annual base salary, with 40% to be granted in Restricted Stock Units (“RSUs”) and 60% to be granted in performance-based restricted share units; (iv) a grant of 85,811 RSUs, vesting annually pro rata over a three‑year period beginning March 31, 2025 under the Company’s 2021 LTIP; (v) a grant of 100,000 RSUs, vesting annually pro rata over a four-year period beginning March 31, 2026 under the Company’s 2021 LTIP; (vi) a grant of 50,000 RSUs providing that the Company’s stock price is greater than $15.00 for 20 consecutive days over a 5 year period beginning January 1, 2025; (vii) a grant of 50,000 RSUs providing that the Company’s stock price is greater than $20.00 for 20 consecutive days over a five year period beginning January 1, 2025; (viii) a grant of 15,000 RSUs providing that the Company’s stock price is greater than $25.00 for 20 consecutive days over a 5 year period beginning January 1, 2025; provided, however, that if Ms. Leahy’s employment terminates without cause or due to her resignation for good reason within one year after a change in control, 100% of the restricted shares (to the extent outstanding following such transaction) shall vest. Ms. Leahy also received a one-time cash retention award of $1,125,000, less applicable taxes and withholdings, on February 7, 2025, subject to repayment if employment ceases prior to December 31, 2026, subject to certain conditions.
In addition, if Ms. Leahy’s employment is terminated without cause or due to her resignation for good reason, she will be entitled to 1 time her annual base salary, the pro rata portion of her bonus earned and payment or reimbursement of COBRA premiums for a twelve-month period. Upon such termination or her death or disability, Ms. Leahy will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Ms. Leahy must execute a general release of claims. Ms. Leahy will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following her termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Mr. Byus.
Frederick (Rick) Goldberg.   In connection with his appointment as Chief Financial Officer, we entered into an employment agreement with Mr. Goldberg for an initial term through December 31, 2028, which renews automatically annually, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $475,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board or our Compensation Committee, with bonuses to be targeted at 75% of annual base salary; (iii) an initial sign on bonus of $75,000 to be paid March 15, 2025; (iv) an annual equity incentive award to be targeted at 100% of annual base salary, with 40% to be granted in RSUs and 60% to be granted in performance-based restricted share units; (v) a grant of 50,000 RSUs, vesting annually pro rata over a four-year period beginning March 31, 2026 under the Company’s 2021 LTIP.
In addition, if Mr. Goldberg’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to 1 time his annual base salary, the pro rata portion of his bonus earned and payment or reimbursement of COBRA premiums for a twelve-month period. Upon such termination or his death or disability, Mr. Goldberg will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Goldberg must execute a general release of claims. Mr. Goldberg will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Mr. Byus.
Benjamin L. Bressler.   In connection with the acquisition of Natural Habitat, we entered into an employment agreement with Mr. Bressler, amended May 2020, December 2022 and July 2025, for a term extended through December 31, 2028, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $200,000; (ii) an annual cash bonus opportunity equal to 5% of Natural Habitat’s net profits (after giving effect to accrual or payment of such bonus) (the “Net Profit Bonus”); (iii) an equity incentive opportunity to earn an award of options based on the future financial performance of Natural Habitat. Specifically, as soon as practicable after December 31, of any given year that Mr. Bressler exercises his put right, we will calculate the Final Year Equity Value of Natural Habitat (as defined in the employment agreement) and if it exceeds $25 million, effective as of December 31 of that year, subject to his continued employment through that date, Mr. Bressler will be granted a number of options that will have a fair value (generally determined in accordance with applicable accounting standards) equal to the amount aligned with the percentage put exercised at that time, of such excess. Any such options will have a per-share exercise price equal to the fair market value of our common stock on the grant date and will be fully vested and exercisable as of the grant date; (iv) a Managed Business value equity incentive opportunity where Mr. Bressler shall also have an opportunity to earn a stock or cash award based on the future financial performance of the managed businesses for the year ending December 31, 2025; and (v) be eligible to participate in and may receive additional awards under any of Parent’s equity incentive award plans and programs as in effect from time to time, such awards will include an annual restricted stock unit award opportunity with a target annual award value of $100,000, which may be earned based on the business performance of the Managed Businesses.
The employment agreement also provides that, upon the termination of Mr. Bressler’s employment due to death or disability, subject to his signing and not revoking a general release of claims, he will be entitled to (i) a pro-rated portion of any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (ii) if such termination occurs prior to December 31, of any given year, a lump sum cash payment of the Final Year Equity Value of Natural Habitat (determined in this circumstance as of the last day of the calendar quarter ending prior to the termination date) equal to his ownership interest of Natural Habitat, over $25.0 million (the “Equity Opportunity Payout”). The employment agreement also provides that, upon the termination of Mr. Bressler’s employment without cause or his resignation of employment for good reason, subject to his signing and not revoking a general release of claims, he will be entitled to (i) severance payments equal to one times his annual base salary, (ii) any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (iii) if such termination occurs prior to December 31 of any given year, the Equity Opportunity Payout.
The employment agreement contains confidentiality and assignment of inventions provisions for the benefit of us, Natural Habitat and their direct and indirect subsidiaries and prohibits Mr. Bressler from competing with, or soliciting the employees of, us, Natural Habitat and their direct and indirect subsidiaries, for a period of two years following his termination.
In addition, Mr. Bressler’s remaining 4.9% ownership interest in Natural Habitat is subject to an arrangement providing for put/call rights that can be exercised, with certain exceptions, December 31 of any given year.

“Cause” is defined in the employment agreements to mean, subject to us providing timely notice and the right to cure, (i) willful misconduct and mismanagement that is materially injurious to Natural Habitat; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Natural Habitat Board of Directors or our Board consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing executive’s duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness). Action or inaction is only “willful” if done or omitted without the good faith belief that such action or inaction is in the best interests of Natural Habitat.
“Good reason” is defined in the employment agreement to mean (i) a material diminution in base compensation or the formula for determining Net Profit Bonus from the highest level in effect during the term, the budget that Mr. Bressler oversees, or his authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where he must perform services; or (iii) any other action or inaction that constitutes a material breach of the employment agreement.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2025
The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2025. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.
Termination Without Cause or for Good Reason Without a Change in Control:
Name	Cash	Equity	Perquisites/Benefits	Total
Ms. Leahy	$1,171,500(1)	$2,640,288(7)	$31,364 (4)	$3,843,152
Mr. Goldberg	$927,438(1)	$—	$31,364 (4)	$958,802
Mr. Byus	$816,935(2)	$—	$31,364(4)	$848,299
Mr. Bressler	$35,569,179(3)	$7,265,492(9)	$47,046(5)	$42,881,717
Termination Without Cause or for Good Reason in connection with a Change in Control:
Name	Cash	Equity	Perquisites/Benefits	Total
Ms. Leahy	$1,471,500(1)	$4,858,588(7)	$31,364(4)	$6,361,452
Mr. Goldberg	$927,438(1)	$—	$31,364(4)	$958,802
Mr. Byus	$968,541(6)	$—	$62,728(8)	$1,031,269
Mr. Bressler	$35,569,179(3)	$7,265,492(9)	$47,046(5)	$42,881,717

(1)
Amount represents twelve months of annual salary and the annual bonus amount actually paid for the 2025 fiscal year.

(2)
Amount represents the sum of (i) one times annual base salary; (ii) average annual bonus for the years ended December 31, 2025, 2024 and 2023; and (iii) the annual bonus amount actually paid for the 2025 fiscal year.

(3)
Amount represents the sum of (i) annual base salary, (ii) the annual bonus amount actually paid for the 2025 fiscal year, and (iii) includes a buyout of Mr. Bressler’s remaining equity value of Natural Habitat as of December 31, 2025.

(4)
Amount represents the value of COBRA continuation coverage for a period of 12 months.

(5)
Amount represents the value of COBRA continuation coverage for a period of 18 months.

(6)
Amount represents the sum of (i) two times the sum of annual base salary and target bonus; and (ii) the annual bonus amount actually paid for the 2025 fiscal year.

(7)
Amount represents the product of (i) the number of shares underlying all unvested RSUs at the closing price per share of our common stock on December 31, 2025 of $14.42.

(8)
Amount represents the value of COBRA continuation coverage for a period of 24 months.

(9)
Amount represents the sum of (i) the value of Mr. Bressler’s Equity Incentive Opportunity for 2025 fiscal year, and (ii) the value of Mr. Bressler’s Managed Business Opportunity for 2025 fiscal year.

Compensation Policies and Practices and Risk Management
The Compensation Committee considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the Compensation Committee does not see them as encouraging risk taking. We also provide NEOs with equity awards to help further align their interests with our interests and those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives have significant value tied to our long-term corporate success and performance.
The Compensation Committee believes that our compensation philosophy and programs will encourage employees to strive to achieve both short-and long-term goals that are important to our success and building stockholder’s value, without promoting unnecessary or excessive risk taking. The Compensation Committee has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, no member of our Compensation Committee served as one of our employees. No member of our Compensation Committee entered into a related party transaction with us during fiscal year 2025, except as discussed under Related Party Transactions.
No interlocking relationships exist between our Board or our Compensation Committee and the board of directors or the Compensation Committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our Compensation Committee’s review and discussions with management, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
John M. Fahey (Chair)
Elliott Bisnow
L. Dyson Dryden
Pamela Kaufman
Annette Reavis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Related Party Transactions
Other than as described below, since January 1, 2025, we have not entered into, and there are no currently proposed, related party transactions.
Allison Fahey, who is John Fahey’s daughter, a member of our Board and Compensation Committee Chair, was employed by us in the Chief of Staff and Senior Director, Corporate Strategy roles during 2025. During 2025, she received aggregate compensation of $193,800, inclusive of salary, bonus and stock-based compensation.
Isabella Lindblad, who is Sven Lindblad’s daughter, Company Founder and Co-Chair of our Board, was employed by us in the Director, Expedition Voyage Development role during 2025. During 2025, she received aggregate compensation of $136,373, inclusive of salary, bonus and stock-based compensation.

PROPOSAL NO. 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on our 2025 executive compensation as reported in this proxy statement.
We urge stockholders to read the “Executive Compensation” section of this proxy statement, as well as the Compensation Discussion and Analysis, the Summary Compensation Table and other related compensation tables and narrative in this proxy statement, which provide detailed information on the compensation of our NEOs.
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of Lindblad Expeditions Holdings, Inc. (the “Company”) approve, on an advisory basis, the 2025 compensation of the Company’s named executive officers disclosed in the Executive Compensation section and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Our Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3
THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026
The Audit Committee of the Board appointed Ernst & Young LLP to serve as Lindblad’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and as further directed that the selection of Ernst & Young LLP be submitted to a vote of stockholders at the annual meeting for ratification.
In selecting Ernst & Young LLP to be our independent registered public accounting firm for 2026, our Audit Committee considered the results from its review of Ernst & Young LLP’s independence, including (i) all relationships between Ernst & Young LLP and our Company and any disclosed relationships or services that may impact Ernst & Young LLP’s objectivity and independence; (ii) Ernst & Young LLP’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the Ernst & Young LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.
Our Audit Committee charter does not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year 2026. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered certified public accounting firm.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table provides information relating to the fees billed to us by Ernst & Young LLP for the years ended December 31, 2025 and 2024:
	2025	2024
Audit fees(1)	$1,724,000	$1,532,300
Audit-related fees(2)	91,000	15,000
Tax fees(3)	550,483	950,246

(1)
Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work).

(2)
Audit-related fees consist of professional services for procedures related to one-time audit work.

(3)
Tax fees for 2024 and 2025 include tax returns, planning, compliance and acquisition advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.
All of the audit and non-audit related services provided by Ernst & Young LLP to us in 2025 and 2024 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for fiscal year 2025 with Ernst & Young LLP, our independent auditors for fiscal year 2025, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence and has considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
This report is submitted by the members of the Audit Committee of the Board:
Thomas S. (Tad) Smith, Jr. (Chair)
Elliott Bisnow
Annette Reavis
Andy Stuart

STOCKHOLDER PROPOSALS FOR THE 2027 MEETING
Our bylaws provide that, for matters to be properly brought before an annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary.
Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2027 must be received by us no later than December 21, 2026. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.
Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices other than during the time period set forth below and will not be placed on the agenda for the meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary at 11 West 42nd Street, Suite 22 B3, New York, NY 10036. To be timely, a stockholder’s notice shall be delivered to, or made and received by, the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.
OTHER MATTERS
The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

LINDBLAD EXPEDITIONS HOLDINGS, INC. PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to www.AALVote.com/LIND Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. As a stockholder of Lindblad Expeditions Holdings, Inc. you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. ET, on June 9, 2026. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t LINDBLAD EXPEDITIONS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2026 at 10:00 A.M. EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDBLAD EXPEDITIONS HOLDINGS, INC. The stockholder(s) hereby appoints Natalya Leahy and Frederick Goldberg, and each or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LINDBLAD EXPEDITIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM EDT on June 10, 2026, and any adjournment or postponement thereof. All shareholders who wish to attend the Virtual Meeting must register at: https://web.viewproxy.com/lindblad/2026. The deadline for registration is June 7, 2026, at 11:59 PM (EDT). This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Signature_____________________________________________________ Date_________________________________________________________ Title__________________________________________________________ Signature (Joint Owners)______________________________________ NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2026: The Proxy Statement and Annual report are available at: https://web.viewproxy.com/lindblad/2026 Address Change: (If you noted any Address Changes above, please mark box.) o CONTROL NUMBER CONTROL NUMBER Your Board of Directors recommends a vote FOR Items 2, and 3. Proposal 2: The approval, on an advisory basis, of the 2025 compensation of our named executive officers. FORo AGAINSTo ABSTAIN o Proposal 3: The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for fiscal 2026. FORo AGAINSTo ABSTAIN o Your Board of Directors recommends a vote FOR all the nominees listed in Item 1. Proposal 1: Election of Directors o FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below) o WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW INSTRUCTION: TO WITHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES NAMES BELOW: NOMINEES: Class B Directors 01 L. Dyson Dryden 02 John M. Fahey 03 Catherine B. Reynolds 04 Andy Stuart When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR all the nominees listed in Item 1, FOR Items 2, and 3. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t